Exhibit 3.12



                           CERTIFICATE OF AMENDMENT OF
                          THE ARTICLES OF INCORPORATION
                             OF B & R VENTURES, INC.


     1, William Stutz, sole Director and Executive Officer of B & R Ventures, Inc. do hereby certify:

     That the Board of Directors of said corporation at a meeting duly convened, held on the 29th day of August, 1998, adopted a resolution to amend the original articles as follows:




     Article 1 is hereby amended to read as follows:

                 The name of the Corporation is EtG Corporation.




     The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 3,000,000; that the said change and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.




   Dated: 10/16/98                By: /s/  William Stutz
                                      ------------------------------------------
                                           William Stutz, President


   Dated: 10/16/98                By: /s/  William Stutz
                                      ------------------------------------------
                                           William Stutz, Secretary & Treasurer

State of Kansas    )
                   )    ss
County of Johnson  )


     0n October 16, 1998, personally appeared before me, a Notary Public,

William J. Stutz, who acknowledged that they executed the above instrument.


                                         /s/  KAREN E. TAYLOR
                                              ----------------------------------
                                              Signature of Notary




                              My Appt. Exp. 3-21-02
                             (Notary Stamp or Seal)